UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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American Outdoor Brands Corporation

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American Outdoor Brands Corporation’s Response to Exempt Solicitation

On August 21, 2018, the Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario, and other co-sponsors, or the proponent, filed with the SEC an exempt solicitation in response, or proponent’s response, to our opposition to proponent’s stockholder proposal that was included as proposal no. 4 in our proxy statement. It is clear from the proponent’s proposal, proponent’s response, and other readily available information, that proponent is trying to implement its politically-motivated, anti-firearms agenda by misusing the proxy machinery. This agenda is not aligned with the interests of our stockholders or those of our customers and will not advance any legitimate safety, governance, or risk-mitigation purpose. For these and other reasons explained more fully below and in our proxy statement, our Board of Directors recommends that stockholders vote against proponent’s proposal.

The Stockholder Proposal is Not Aligned with Stockholder Interests

In our opposition to proponent’s proposal, we explained why monitoring the criminal misuse of our products, even if it was possible, which it is not, would do nothing to make our communities safer. We also provided support for our position that we should not be forced to invest in “smart gun” technology, because, among other things, such technology is not commercially viable or reliable. Further, we reminded proponent that our Annual Report on Form 10-K contains comprehensive disclosures regarding the potential reputational and financial risks associated with manufacturing and selling firearms, including those with which proponent claims, disingenuously, it is concerned as a “shareholder.” Finally, we suggested actions that can be taken right now to reduce the criminal misuse of firearms, none of which have been endorsed by proponent.

Proponent simply ignores or discounts the entirety of our opposition, relying on general, unsupported conclusions, the recent, horrific and criminal actions of people that have no relationship to our company, misleading gun violence statistics, and the “public sentiment” of people that do not and never will buy our products. That is because proponent is not concerned about the best interests of our company and our stockholders. As reported in Institutional Investor, on August 20, 2018, organizations like proponent began purchasing shares of firearm manufacturers and retailers solely to become “activists,” not because they thought these companies were a “good investment.” This admission comes directly from Coleen Scanlon, the Chief Advocacy Officer of Catholic Health Initiatives, one of the co-sponsors of proponent’s stockholder proposal.

Unlike a bona fide investor, proponent “invested in” 200 shares of our common stock—what appears to be the bare minimum amount needed under applicable SEC regulations—to become a stockholder, solely to push an anti-firearms agenda, designed to harm our company, disrupt the lawful sale of our products, and destroy stockholder value. Proponent will gladly sacrifice its investment—and yours—to achieve its political objectives.

The Stockholder Proposal Has Nothing to do with Safety, Governance, or Risk Mitigation

We know exactly to whom we sell our firearms. They are lawfully manufactured and sold only to federally licensed distributors, large retailers, and cooperative buying groups, and our manufacturing, sales, and distribution processes are overseen by robust Legal, Compliance, Finance, and Internal Audit Departments. We do not transfer our firearms to retail consumers. Proponent fails to explain why what we do now is deficient, other than to posit, reflexively, that they believe it is. Similarly, proponent offers nothing to support its claim that monitoring the violent, criminal behavior of others is “a core component of good corporate governance.” According to ATF reported data, as of 2017, the average time elapsed from the first purchaser of a firearm to recovery in a crime was 9.30 years. Everything that happens during that time is invisible to us and out of our control. Accordingly, and in light of proponent’s admission that such monitoring will not reduce the criminal misuse of our products, proponent’s claim that our failure to monitor such criminal misuse “presents human rights risks,” is nothing more than politically-motivated, anti-gun invective.

We have not “misunderstood” proponent’s request with regard to the monitoring of “violent events associated with” our firearms. It will not enhance our governance or risk mitigation efforts, and even proponent concedes it will not reduce the criminal misuse of our firearms. Therefore, we should not be required to do it.

With respect to researching and producing so-called “smart guns,” proponent asks stockholders to substitute proponent’s business judgment for ours, insisting that “market opportunities await AOBC if it is able to answer growing demand for smart gun technology.” We disagree. We believe we know our customers, and our business, better than proponent and better than the American Public Health Association, and we do not believe the proxy process is the appropriate forum to assess which products we should develop and market.

Finally, as we noted earlier, we already devote over eighteen pages of text in our Annual Report on Form 10-K to an in-depth discussion of the potential reputational and financial risks associated with manufacturing and selling firearms. Despite proponent’s conclusory and unsupported statements to the contrary, proponent fails to show how our current disclosures are deficient, other than to say that they are, and provides no support for its claim that additional reporting will mitigate reputational and financial risks, other than to say that it might.

So, why does proponent want stockholders to force us to engage in activities that won’t reduce the criminal misuse of our firearms, or better protect us from the politically-motivated attempts to blame us for such criminal misuse? Why does proponent want us to report on our efforts to invest in products using technology that is not viable, that may never be viable, with respect to which we have no expertise or competitive advantage and that, in our business judgment, the company cannot sell? Because this is only the beginning.

Proponent unabashedly has telegraphed that the “requested assessment and reporting are the first steps . . . .” (emphasis added). One can only imagine what the next steps in proponent’s anti-firearms agenda will be, but it is safe to say they will not enhance your investment in our stock.

The Best Place to Address the Criminal Misuse of Firearms is in the Legislature

As part of a special interest group with an anti-firearms agenda, proponent is misusing the proxy process to advance its own political agenda and anti-firearms narrative, at the expense of our company and our stockholders. These issues should be debated and decided in legislatures, not at our annual meeting of stockholders.

For the above reasons, our Board of Directors recommends a vote against proponent’s proposal.